OXFORD INDUSTRIES, INC. PRESS RELEASE
222 PIEDMONT AVENUE, N.E. O ATLANTA, GEORGIA 30308

Contact:          J. Reese Lanier, Jr.
Telephone:        (404) 653-1446
Fax:              (404) 653-1545
E-Mail:           rlanier@oxfordinc.com



                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------
                                                           September 30, 2004


          OXFORD INDUSTRIES ANNOUNCES FIRST QUARTER FISCAL 2005 RESULTS
      REITERATES COMFORT WITH FULL-YEAR EARNINGS GUIDANCE OF $2.70 TO $2.85
          FIRST QUARTER EPS OF $0.36 INCLUDES $0.13 OF NON-CASH CHARGES
            TOMMY BAHAMA AND BEN SHERMAN SEE CONTINUED STRONG RESULTS

ATLANTA, GA. - Oxford Industries, Inc. (NYSE:OXM) announced today financial results for the first quarter ended August 27, 2004. The Company reported that, for the quarter, net sales increased 9% to $265 million from $242 million in the first quarter of fiscal 2004.

Diluted earnings per share for the first quarter decreased to $0.36 from $0.42 in the first quarter of fiscal 2004. The Company noted that earnings per share were affected by the write-off of $1.8 million, or $0.07 per diluted share, in deferred financing fees to amend its revolving credit agreement. The Company's most recent guidance assumed this charge would be approximately $0.05 per share. Additionally, the Company noted that $0.06 per share of non-cash intangible asset amortization costs associated with the Tommy Bahama and Ben Sherman acquisitions were included in operating expenses in the first quarter.

J. Hicks Lanier, Chairman and Chief Executive Officer of Oxford Industries, Inc., commented, "While the challenging retail environment had an impact on results in our historical businesses, we were very pleased with the performance of our branded businesses and continue to be optimistic with respect to our full-year outlook. Tommy Bahama continues to be very well received by the markets and to have excellent opportunities for continued growth. The Ben Sherman business, which was added to our Menswear Group following its acquisition on July 30th, delivered strong results for the quarter, particularly in its US operations. We believe that Ben Sherman, along with Tommy Bahama, will continue to fuel our results as we go forward."

The Tommy Bahama Group contributed $93.5 million in sales in the first quarter, an increase of 48% over last year when results from its operations were included for an eleven week period. Sales growth resulted from increased wholesale penetration and revenues from eleven more retail stores than were open during the year-ago quarter. Operating income for this segment was $11.9 million for the quarter, an increase of 71% over the eleven-week first quarter last year.


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The Menswear Group reported first quarter sales of $118.7 million compared to sales of $115.8 million last year. Ben Sherman, which was included for only one month during the first quarter following its July 30th acquisition, contributed approximately $17 million in sales. The Company noted that last year's first quarter included the last of the initial fixture fill of Lands' End product for Sears retail stores and the last remnants of the discontinued Izod Club Golf business, neither of which anniversaried this year. First quarter operating income in this segment was $8.9 million, a decrease of 6% from the same period last year. The decline in profitability was the result of de-leveraging on a sales decline in its historical business, which was partially offset by higher operating profitability in the recently acquired Ben Sherman business.

First quarter sales for the Womenswear Group declined to $52.5 million from $63.0 million last year. The Company attributed the sales decline to continued lower shipments of women's apparel to WalMart, whose sales in this product category have been sluggish for the past several months. Lower than expected comparable store sales trends at several major customers led to the deferral of some orders from the first quarter. Continuing margin pressure and the sales shortfall resulted in an operating loss of $1.0 million for the first quarter compared to operating income of $3.2 million in the year ago quarter.

The Company commented that, despite some near term challenges in its historical business, it continues to be comfortable with a full year range of diluted earnings per share of $2.70 to $2.85 on sales of approximately $1.285 billion to $1.325 billion.

For the second quarter, ending on November 26, 2004, the Company continues to anticipate sales in a range from $305 million to $315 million and earnings per share of $0.48 to $0.52.

Mr. Lanier continued, "We have a variety of strong opportunities for growth during the remainder of the year and believe that we are positioned for a strong second half. We expect to deliver record financial results for the year driven by the contributions of Tommy Bahama and Ben Sherman and supported by new initiatives in a number of our historical businesses. We look forward to continuing to deliver superior returns and drive value to our shareholders."

The Company will hold a conference call with senior management to discuss the financial results at 4:30 p.m. ET today. A live Webcast of the conference call will be available on the Company's Web site at www.oxfordinc.com. Please visit the Web site at least 15 minutes early to register for the teleconference Web cast and download any necessary software.

A replay of the call will be available through October 14, 2004. To access the telephone replay, domestic participants should dial (877) 519-4471.and international participants should dial (973) 341-3080. The access code for the replay is 5215497. A replay of the Webcast will also be available following the conference call on Oxford Industries' corporate Website.


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Oxford Industries, Inc. is a producer and marketer of branded and private label apparel for men, women and children. Oxford provides retailers and consumers with a wide variety of apparel products and services to suit their individual needs. Oxford's brands include Tommy Bahama(R), Indigo Palms(R), Island Soft(R), Ben Sherman(R), Ely & Walker(R) and Oxford Golf(R). The Company also holds exclusive licenses to produce and sell certain product categories under the Tommy Hilfiger(R), Nautica(R), Geoffrey Beene(R), Slates(R), Dockers(R) and Oscar de la Renta(R) labels. Oxford's customers are found in every major channel of distribution including national chains, specialty catalogs, mass merchants, department stores, specialty stores and Internet retailers.

Oxford's stock has traded on the NYSE since 1964 under the symbol OXM. For more information, please visit our website at www.oxfordinc.com.



CAUTIONARY STATEMENT FOR THE PURPOSE OF THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The matters in this press release that are forward-looking statements, including but not limited to statements about our expected business outlook, anticipated financial and operating results, the anticipated benefits of the Viewpoint acquisition, growth of particular product lines, strategies, contingencies, financing plans, working capital needs, sources of liquidity, estimated amounts and timing of capital expenditures and other expenditures, are based on current management expectations that involve certain risks which if realized, in whole or in part, could have a material adverse effect on Oxford's business, financial condition and results of operations, including, without limitation: (1)general economic cycles; (2) competitive conditions in our industry; (3) price deflation in the worldwide apparel industry; (4) our ability to identify and respond to rapidly changing fashion trends and to offer innovative and upgraded products;
(5) the integration of Ben Sherman into our company; (6) significant changes in expected weather patterns (e.g., an unseasonably warm autumn) or natural disasters such as hurricanes, fires or flooding; (7) the price and availability of raw materials; (8) our dependence on and relationships with key customers;
(9) the ability of our third party producers to deliver quality products in a timely manner; (10) potential disruptions in the operation of our distribution facilities; (11) changes in trade quotas or other trade regulations; (12) economic and political conditions in the foreign countries in which we operate or source our products; (13) increased competition from direct sourcing; (14) our ability to maintain our licenses; (15) our ability to protect our intellectual property and prevent our trademarks, service marks and goodwill from being harmed by competitors' products; (16) our ability to successfully implement our growth plans for the acquired businesses; (17) our reliance on key management; (18) regulatory risks associated with importing products; (19) risks associated with changes in global currency exchange rates; (20) the impact of labor disputes and wars or acts of terrorism on our business; (21) our inability to retain current pricing on our products due to competitive or other factors;
(22) the impact of reduced travel to resort locations on our sales; (23) risks related to our operation of restaurants under the Tommy Bahama name; (24) the expansion of our business through the acquisition of new businesses; (25) our ability to open new retail stores; and unforeseen liabilities associated with our acquisitions of the Tommy Bahama Group and Ben Sherman Group Limited.

For a further discussion of significant factors to consider in connection with forward-looking statements concerning Oxford, reference is made to Oxford's Form S-3 dated September 24, 2004; other risks or uncertainties may be detailed from time to time in Oxford's future SEC filings. Oxford disclaims any duty to update any forward-looking statements.


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



                             OXFORD INDUSTRIES, INC.
                       CONSOLIDATED STATEMENT OF EARNINGS
               QUARTERS ENDED AUGUST 27, 2004 AND AUGUST 29, 2003
                                   (UNAUDITED)


                                                         Quarters Ended
                                                 ---------------    ---------------
                                                 August 27, 2004    August 29, 2003
                                             (in thousands except per share amount)
Net sales                                          $   264,790       $   242,105
Cost of goods sold                                     179,868           171,214
                                                   -----------       -----------
GROSS PROFIT                                            84,922            70,891
Selling, general and administrative                     67,554            53,612
Amortization of intangibles                              1,712             1,678
                                                   -----------       -----------
                                                        69,266            55,290
Royalty and other operating income                       1,753             1,180
                                                   -----------       -----------
Operating income                                        17,409            16,781
Interest expense, net                                    7,921             5,746
                                                   -----------       -----------
Earnings before income taxes                             9,488            11,035
Income taxes                                             3,320             4,193
                                                   -----------       -----------
NET EARNINGS                                       $     6,168       $     6,842
                                                   ===========       ===========
Basic earnings per common share                    $      0.37       $      0.44
Diluted earnings per common share                  $      0.36       $      0.42
Basic weighted average shares outstanding           16,712,800        15,819,780
                                                   ===========       ===========
Diluted weighted average shares outstanding         17,203,323        16,219,846
                                                   ===========       ===========
Dividends per share                                $      0.12       $     0.105
                                                   ===========       ===========



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                             OXFORD INDUSTRIES, INC
                           CONSOLIDATED BALANCE SHEETS
                       AUGUST 27, 2004 AND AUGUST 29, 2003
                                   (UNAUDITED)

                                                    August 27, 2004  August 29, 2003
                                                    ---------------  ---------------
                                                            ($ in thousands)
ASSETS
Current Assets:
    Cash and cash equivalents                            $ 11,526       $ 17,370
    Receivables                                           160,485        134,445
    Inventories                                           143,142        117,846
    Prepaid expenses and other current assets              19,093         19,346
                                                         --------       --------
         Total Current Assets                             334,246        289,007
Property, plant and equipment, net                         54,745         50,677
Goodwill                                                  158,304         88,095
Intangibles, net                                          242,120        152,365
Other assets, net                                          24,845         21,940
                                                         --------       --------
    TOTAL ASSETS                                         $814,260       $602,084
                                                         ========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
    Notes payable                                        $111,924       $ 10,000
    Trade accounts payable                                 84,811         66,265
    Accrued compensation                                   18,787         15,182
    Other accrued expenses                                 37,646         31,234
    Dividends payable                                       1,950          1,694
    Income taxes payable                                    5,318          5,181
    Current maturities of long-term debt                      126            214
                                                         --------       --------
         Total Current Liabilities                        260,562        129,770
Notes payable                                             198,804        198,626
Other long term debt, less current maturities                  91            117
Noncurrent liabilities                                     12,798          9,573
Deferred income taxes                                      80,663         53,680
Stockholders' equity:
         Common stock                                      16,756         16,152
         Additional paid in capital                        42,266         22,360
         Retained earnings                                202,320        171,806
                                                         --------       --------
Total Stockholders' equity                                261,342        210,318
                                                         --------       --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY               $814,260       $602,084
                                                         ========       ========



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                             OXFORD INDUSTRIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               QUARTERS ENDED AUGUST 27, 2004 AND AUGUST 29, 2003
                                   (UNAUDITED)
                                 Quarters Ended


                                                                              Quarters Ended
                                                                      ---------------------------------
                                                                      August 27, 2004  August 29, 2003
                                                                              ($ in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings                                                              $   6,168        $   6,842
Adjustments to reconcile net earnings to
    Net cash used in operating activities:
      Depreciation                                                            3,037            2,357
      Amortization of intangible assets                                       1,712            1,678
      Amortization of deferred financing costs and bond discount              2,459              619
      Loss (gain) on sale of assets                                             348             (115)
      Equity income                                                            (323)            (105)
      Deferred income taxes                                                  (2,175)            (843)
Changes in working capital:
      Receivables                                                            40,659            5,453
      Inventories                                                              (823)          14,857
      Prepaid expenses                                                        1,669             (777)
      Trade accounts payable                                                (21,022)         (16,320)
      Accrued expenses and other current liabilities                        (21,488)         (12,726)
      Stock option tax benefit                                                  587            1,328
      Income taxes payable                                                    1,020            1,766
Other noncurrent assets                                                      (1,410)          (2,351)
Other noncurrent liabilities                                                  1,674            3,949
                                                                          ---------        ---------
          NET CASH PROVIDED BY OPERATING ACTIVITIES                          12,092            5,612

CASH FLOWS FROM INVESTING ACTIVITIES
      Acquisition, net of cash acquired                                    (139,626)        (218,429)
      Decrease in restricted cash                                                --          204,986
      Investment in deferred compensation plan                                  391           (1,356)
      Purchases of property, plant and equipment                             (2,488)          (3,171)
      Proceeds from sale of property, plant and equipment                        10              105
                                                                          ---------        ---------
          NET CASH USED IN INVESTING ACTIVITIES                            (141,713)         (17,865)

CASH FLOWS FROM FINANCING ACTIVITIES
      Proceeds from short-term debt                                          97,592           10,000
      Payments of long-term debt                                                 65              (31)
      Payments of debt issuance costs                                        (2,766)          (7,335)
      Proceeds from issuance of common stock                                    666            4,477
      Dividends on common stock                                              (1,946)          (1,579)
                                                                          ---------        ---------
          NET CASH PROVIDED BY FINANCING ACTIVITIES                          93,611            5,532

Effect of foreign currency translation on cash and cash equivalents             (33)              --
Net change in cash and cash equivalents                                     (36,010)          (6,721)
Cash and cash equivalents at the beginning of year                           47,569           24,091
                                                                          ---------        ---------
Cash and cash equivalents at the end of period                            $  11,526        $  17,370
                                                                          =========        =========


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                             OXFORD INDUSTRIES, INC.
                               SEGMENT INFORMATION
               QUARTERS ENDED AUGUST 27, 2004 AND AUGUST 29, 2003
                                   (UNAUDITED)


                                      August 27, 2004                 August 29, 2003
                                      ---------------                 -----------------
                                                    ($ in thousands)
NET SALES
Oxford Menswear Group                      $ 118,705                     $ 115,754
Oxford Womenswear Group                       52,458                        62,953
Tommy Bahama Group                            93,462                        63,278
Corporate and Other                              165                           120
                                           ---------                     ---------
Total                                      $ 264,790                     $ 242,105


OPERATING INCOME
Oxford Menswear Group                      $   8,921                     $   9,475
Oxford Womenswear Group                         (966)                        3,224
Tommy Bahama Group                            11,916                         6,959
Corporate and Other                           (2,462)                       (2,877)
                                           ---------                     ---------
Operating income                              17,409                        16,781
Interest expense, net                          7,921                         5,746
                                           ---------                     ---------
Earnings before taxes                      $   9,488                     $  11,035

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